Exhibit 99.1
KINDER MORGAN INCREASES QUARTERLY DIVIDEND
TO $0.45 PER SHARE, UP 10%

KMI Reconfirms Expectation to Declare Dividends of $2.00 Per Share for 2015

Businesses Generate Over $7.5 Billion in 2014 Segment Earnings

HOUSTON, Jan. 21, 2015 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved an increase in its quarterly cash dividend to $0.45 ($1.80 annualized) payable on Feb. 17, 2015, to shareholders of record as of the close of business on Feb. 2, 2015. This represents a 10 percent increase over the fourth quarter 2013 dividend of $0.41 per share ($1.64 annualized) and is up from $0.44 per share ($1.76 annualized) for the third quarter of 2014.
Chairman and CEO Richard D. Kinder said, “KMI had a good year and will pay cash dividends of $1.74 per share for 2014, exceeding our annual budget of $1.72 per share, and 9 percent higher than the 2013 declared dividend of $1.60. While we experienced some headwinds in the fourth quarter due primarily to commodity pricing, Kinder Morgan demonstrated once again that our large diversified portfolio of mostly fee-based assets can produce good results even in tumultuous market conditions. In 2014 our businesses generated $7.539 billion in segment earnings before DD&A and certain items, a 9 percent increase over 2013, led by our Natural Gas Pipelines, Products Pipelines, SACROC production and Terminals assets. We also completed the transaction to merge the Kinder Morgan entities into one company in late November 2014, which we believe simplifies the company for investors and most importantly paves the way for superior growth at KMI for many years to come. Our current project backlog of expansion and joint venture investments is $17.6 billion. Since the third quarter earnings release, we have placed $730 million of completed projects into service, removed $785 million in projects (primarily in the CO2 segment that have been delayed beyond the time horizon of the backlog due to lower commodity prices), and added $1.24 billion in new projects to the backlog. Projects in the backlog have a high certainty of completion and will drive future growth at the company across all of our business segments.”

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KMI reported fourth quarter distributable cash flow before certain items of $1.278 billion versus $482 million for the comparable period in 2013. The increase over the fourth quarter 2013 is in part attributable to the KMI merger transactions, which resulted in the payment of a single dividend to all KMI shareholders in lieu of distributions to the former limited partners in Kinder Morgan Energy Partners and El Paso Pipeline Partners. Distributable cash flow per share before certain items was $0.60 compared to $0.46 for the fourth quarter last year. Fourth quarter net income before certain items was $664 million compared to $640 million for the same period in 2013. Net income was $566 million compared to $704 million for the fourth quarter last year. Certain items after tax in the fourth quarter totaled a net loss of $98 million compared to a net gain of $64 million for the same period last year, primarily due to a $235 million non-cash, pre-tax impairment charge on one of the company’s oil and gas properties, partially offset by a nonrecurring tax benefit.
For the full year, KMI reported distributable cash flow before certain items of $2.618 billion, up from $1.713 billion for 2013. Distributable cash flow per share before certain items was $2.00 compared to $1.65 the previous year. Net income before certain items was $2.340 billion compared to $2.044 billion for 2013. Net income was $2.443 billion compared to $2.692 billion for the previous year, down primarily due to a $558 million gain recorded in 2013 related to the re-measurement of the company’s original 50 percent interest in the Eagle Ford joint venture to fair market value.
Overview of Business Segments
The Natural Gas Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $1.057 billion, up 5 percent from $1.006 billion for the same period last year. For the full year, Natural Gas Pipelines generated $4.069 billion in segment earnings before DD&A and certain items, a 9 percent increase over 2013.
“This segment’s strong results and the increase in earnings compared to the fourth quarter last year were attributable to strong performances at Tennessee Gas Pipeline (TGP), El Paso Natural Gas (EPNG) and South Texas Copano midstream assets,” Kinder said. “For the full year, these same assets drove earnings growth and we benefited from a full year of ownership of the Copano assets. TGP’s services continue to be in high demand due primarily to ongoing production growth in the Marcellus and Utica shale plays. Earnings were boosted by a number

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of TGP expansion projects that came online in the fall of 2013 and during 2014, which resulted in a 16 percent throughput increase on TGP for the full year compared to the previous year. EPNG throughput was 10 percent higher than the previous year due to increased deliveries to California for storage refill and volumes on firm transportation contracts related to increased demand in Mexico. South Texas Copano midstream assets benefited from higher gathering volumes from the Eagle Ford Shale. These positives more than offset the impact of previously announced rate case settlements that resulted in lower rates on the Southern Natural Gas and Wyoming Interstate Company pipelines.”
Natural gas continues to be the fuel of choice for America’s future energy needs and certain industry experts are projecting gas demand increases of about 40 percent to nearly 110 billion cubic feet per day (Bcf/d) over the next 10 years. Since Dec. 1, 2013, KMI has entered into new and pending firm transport capacity commitments totaling 6.7 Bcf/d, and its pipelines currently move about one-third of the natural gas consumed in America. Future opportunities include the need for more capacity in the Northeast, demand for gas-fired power generation, LNG exports and exports to Mexico. KMI currently has a backlog of natural gas projects of approximately $4.6 billion.
The CO2 business produced fourth quarter segment earnings before DD&A and certain items of $369 million, down from $392 million for the same period in 2013. For the full year, the CO2 business generated $1.458 billion, up 2 percent over the previous year, but below its published annual budget of 8 percent growth, primarily due to lower commodity prices.
“Lower commodity prices obviously impacted earnings overall, but we had some outstanding operational results in this segment,” Kinder said. “In the fourth quarter our large SACROC Unit reported record quarterly oil production averaging 35.5 thousand barrels per day (MBbl/d) and strong NGL sales volumes of 20.4 MBbl/d at our Snyder Gas Plant, along with record quarterly CO2 production in southwestern Colorado of 1.31 Bcf/d,” Kinder said. “We set annual records in these same areas, with SACROC production up 8 percent, NGL volumes up almost 2 percent and CO2 production up almost 5 percent compared to 2013. We also achieved record annual throughput on the Cortez Pipeline, which transports CO2 from southwestern

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Colorado to the Permian Basin, and record annual throughput on the Wink Pipeline, which transports crude from the Permian Basin to a refinery in El Paso, Texas.”
Combined gross oil production volumes averaged 60.3 MBbl/d for the fourth quarter, up 6 percent versus the same period last year, led by an increase in SACROC production of 10 percent. Combined gross oil production volumes averaged 57.6 MBbl/d for the full year, led by the 8 percent increase at SACROC. SACROC was significantly above plan for 2014, Yates was slightly below plan, but consistent with last year’s results, and Katz and Goldsmith were well below plan. For the full year, net prices decreased $3.70 per barrel compared to the annual budget due to lower West Texas Intermediate (WTI) crude oil prices and a higher Midland to Cushing differential.
The Products Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $225 million, up 11 percent from $203 million from the comparable period in 2013. For the full year, Products Pipelines generated $860 million, up 10 percent over the previous year, but below its published annual budget of 18 percent growth.
“Fourth quarter growth in this segment compared to the same period last year was driven by higher volumes on the Kinder Morgan Crude and Condensate Pipeline (KMCC), which continued to ramp up, and higher volumes and margins on our Pacific system, offset somewhat by lower transmix results due to unfavorable inventory pricing,” Kinder said. “Additional fourth quarter highlights included record throughput volumes on the Plantation pipeline and at our Southeast Terminals, and the completion of a successful open season in which we secured sufficient volume commitments to proceed with the new Palmetto pipeline project and an expansion of Plantation. Earnings versus our budget were impacted by the continued delay in the startup of the petroleum condensate processing facility on the Houston Ship Channel, which is now expected to be in service in March of this year.”
For the full year, growth was driven by an increase in crude and condensate volumes to over 100,000 barrels per day (bpd) compared to approximately 35,000 bpd in 2013, and a 6 percent increase in overall refined products volumes.
Total refined products volumes were up 5.3 percent for the fourth quarter and 6 percent for the full year (4 percent excluding Parkway which began service in September 2013) versus the same periods in 2013. Volumes on Plantation and Parkway increased by 13.3 percent for the

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fourth quarter and 16.8 percent for the full year compared to the same periods last year, reflecting increased demand for refined products from the Gulf Coast and the startup of Parkway. Segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were up 6.5 percent for the fourth quarter and 6.7 percent for the year (4.4 percent for the year excluding Parkway). The company realized a 4.4 percent uptick in gasoline volumes on its Pacific system in the fourth quarter, primarily in the southern California and Arizona markets.
Products Pipelines handled about 11.4 million barrels of biofuels (ethanol and biodiesel) in the fourth quarter and 44.1 million barrels for the full year, up almost 5 percent and over 7 percent compared to the same periods in 2013. The increase was driven by volume growth at our Tampa ethanol receipt facility and biodiesel blending projects coming online this year on the West Coast. This segment continues to make investments in assets across its operations to accommodate more biofuels.
The Terminals business produced fourth quarter segment earnings before DD&A and certain items of $277 million, up 25 percent from $221 million for the same period in 2013. For the full year, the Terminals segment generated $979 million in segment earnings before DD&A and certain items, up 23 percent over the previous year and ahead of its published annual budget of 21 percent growth.
“Approximately two thirds of the fourth quarter and full year growth in this segment was organic versus the same periods in 2013, with the remainder coming from acquisitions,” Kinder said. “The increase in fourth quarter earnings was driven by strong performance at our liquids terminals, reflecting strong performance at our Gulf liquids facilities, recent expansions at BOSTCO, Deepwater and Edmonton, plus the acquisitions of our Jones Act tankers. Strong petcoke volumes also contributed to the segment’s increase. While there was an uptick in domestic coal volumes, export tonnage declined by 26 percent versus the fourth quarter last year. However, the impact on segment earnings was offset by the long-term minimum tonnage commitments the company has with its customers.” For the full year, the increase in growth was led by many of the same drivers noted above.
For the fourth quarter, Terminals and Products Pipelines combined handled 29.1 million barrels of ethanol, up from 28.4 million barrels for the same period last year. For the full year,

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the company handled 113.4 million barrels of ethanol, up 9 percent from 103.7 million barrels for 2013. KMI currently handles approximately one-third of the ethanol used in the United States.
Kinder Morgan Canada produced fourth quarter segment earnings before DD&A and certain items of $44 million versus the $54 million it reported for the same period in 2013. For the full year, Kinder Morgan Canada generated $182 million compared to $200 million for the previous year and below its published annual budget. While demand for capacity remained high on Trans Mountain in both the fourth quarter and for the full year, earnings were impacted primarily by an unfavorable foreign exchange rate.
2015 Outlook
On Dec. 3, 2014, KMI issued its preliminary financial projections for 2015 and said it expected to declare dividends of $2.00 per share, an approximately 16 percent increase over the 2014 budgeted dividend of $1.72 per share, and generate additional cash of over $500 million in excess of its dividend. These expectations assumed an average WTI crude oil price of approximately $70 per barrel and a Henry Hub natural gas price of $3.80 per MMBtu in 2015. Since that time the company finalized its 2015 budget with approximately $650 million of excess coverage.
The overwhelming majority of cash generated by KMI’s assets is fee based and is not sensitive to commodity prices.  KMI does have some commodity price sensitivity, primarily in its CO2 segment, and hedges the majority of its next 12 months of oil production to minimize this sensitivity.  For 2015, the company estimates that every $1 per barrel change in the average WTI crude oil price impacts distributable cash flow by approximately $10 million (budget assumes WTI price of $70 per barrel), and each $0.10 per MMBtu change in the price of natural gas impacts distributable cash flow by approximately $3 million (budget assumes natural gas price of $3.80 per MMBtu).  This assumes the company does not add additional hedges during the year which could reduce these sensitivities.  These sensitivities compare to total anticipated segment earnings before DD&A in 2015 of approximately $8 billion (adding back KMI’s share of joint venture DD&A). Even adjusting for current commodity prices, the company expects to have significant excess coverage in 2015 and expects to increase its dividends by 10 percent each year from 2016 through 2020.

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The company’s board of directors approved this budget and it will be discussed in detail Jan. 28 during the company’s annual analyst conference in Houston.  The conference begins at 8 a.m. CT and will be webcast live.
Steve Kean to Become CEO Effective June 1, 2015
The board of directors today announced that Steve Kean will become CEO of Kinder Morgan effective June 1, 2015. At that time, Rich Kinder will become Executive Chairman. “This will be a seamless transition, and we will continue to operate the company with the same philosophy and in the same manner,” Kinder said. “Good leadership includes taking steps to assure that the future of the company is in good hands and involves detailed and thoughtful succession planning. I’m delighted that Steve will become our next CEO and have every confidence that he and the rest of our executive management team will continue to do an outstanding job. As for me, I’m not going anywhere and will remain involved in all major company decisions, including acquisitions and capital projects. As the largest shareholder of KMI, I remain very enthusiastic about the future of the company. I have never sold a share of stock and don’t intend to now. The Office of the Chairman will remain the same, consisting of Steve, Chief Financial Officer Kim Dang and me.”
Other News
Natural Gas Pipelines

•
TGP continues development of its proposed Northeast Energy Direct Project. Anticipated capital required for both the market path and supply path portions of the project is $4.5 to $5.5 billion. In late November 2014 Liberty Utilities (Pipeline and Transmission) Corp., a subsidiary of Algonquin Power & Utilities Corp., announced plans to participate in development of the market path portion of the project, for which there are nearly 500,000 dekatherms per day (Dth/d) of executed precedent agreements. In December 2014, TGP filed with the Federal Energy Regulatory Commission (FERC) to adopt two alternative routes for the market path along existing power line rights-of-way to minimize environmental impacts and allow for the expansion of natural gas service into additional communities in southern New Hampshire. Using existing utility corridors will lessen environmental impact on the project. Approximately 91 percent of the 188-mile revised market path mainline route will be within or adjacent to TGP’s existing pipeline and/or existing power utility corridors in eastern New York, western Massachusetts and southern New Hampshire, extending east to Dracut, Massachusetts. TGP continues to negotiate with potential shippers with respect to capacity commitments for both the market path portion and the 171-mile supply path portion of the project. Subject to regulatory approvals, a November 2018 in-service date is planned.

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•
In late November 2014, Elba Liquefaction Company received Shell’s election to move forward with the final two liquefaction trains for full, 10-train development of the planned project. The project has already received Free Trade Agreement (FTA) LNG export authority and an application to export to non-FTA countries is pending, but not a requirement for completion. At full development, the Elba Liquefaction Project is expected to have total capacity of approximately 350 million cubic feet per day of natural gas (MMcf/d) (2.5 million tonnes per year of LNG). KMI’s expected investment in the project (including related KMI owned pipeline and terminal facilities) is approximately $1.3 billion. Subject to regulatory approvals, initial production from the project is expected to occur in 2017.

•
Work continues on the Elba Express Company and Southern Natural Gas Company expansion projects to provide 854,000 Dth/d of incremental natural gas transportation service to support the needs of customers in Georgia, South Carolina and northern Florida. Expansion capacity would also serve the proposed Elba Liquefaction Project. The project will add north-to-south transportation capacity to the existing Elba Express Pipeline in multiple phases. The combined capital costs of the two projects will be approximately $282 million and the first phases are expected to be in service in June 2016.

•
TGP is preparing the necessary regulatory applications for the Broad Run Flexibility and Broad Run Expansion projects, which will move gas north-to-south from a receipt point in West Virginia to delivery points in Mississippi and Louisiana, and anticipates filing the FERC certificate application for the Broad Run Expansion project by the end of January. The estimated capital expenditure for the two projects is approximately $751 million. Antero Resources was awarded 790,000 Dth/d of long-term firm capacity for 15 years following a binding open season in April 2014. TGP plans to place the two projects in service in November 2015 and November 2017, respectively, pending regulatory approvals.

•
In October 2014, TGP announced a successful binding open season for its South System Flexibility project and awarded all of the 500,000 Dth/d of capacity to MexGas Supply. The project will provide more than 900 miles of north-to-south transportation capacity on the TGP system from Tennessee to South Texas and expand Kinder Morgan’s transportation service to Mexico. Initial volume of 150,000 Dth/d for the approximately $187 million project was placed into service Jan. 1, and the remainder of the project is expected to be completed by December 2016.

•
TGP executed precedent agreements in the fourth quarter with two customers for an expansion project to provide additional firm capacity from the Marcellus supply basin to TGP’s interconnection with Columbia Gas Transmission in Pike County, Pennsylvania. Pending negotiation with other potential customers and the results of a binding open season to be held during the first quarter of 2015, the capacity of this expansion will be at least 135,000 Dth/d and the capital cost will be at least $129 million. The project is expected to be in service in June 2018.

•	TGP’s approximately $74 million Rose Lake Project in northeastern Pennsylvania was placed in service, on schedule and under budget, in November 2014. The project is fully

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subscribed for 10-year terms by South Jersey Resources and Statoil and provides an additional 230,000 Dth/d of capacity.

•
Work continues on TGP’s proposed $82 million Connecticut Expansion Project. The fully subscribed project will provide 72,000 Dth/d of additional long-term capacity to three natural gas utility customers. Subject to regulatory approvals, the project is expected to be in service in November 2016.

•
In December 2014, Kinder Morgan Texas Pipeline, Kinder Morgan Tejas Pipeline and TGP entered into 15-year firm transportation agreements and a multi-year storage agreement with Cheniere Energy, through its subsidiary Corpus Christi Liquefaction. Under the agreements, Kinder Morgan will provide 550,000 Dth/d of firm natural gas transportation service, as well as 3 billion cubic feet of natural gas storage capacity, to serve the LNG export facility being developed by Cheniere near Corpus Christi, Texas. Kinder Morgan will expand its existing Texas Intrastate Pipeline and TGP systems to coordinate with the startup of the LNG export facility, which is expected in 2018-2019. The company expects to invest approximately $200 million in these projects.

•
In December 2014, the company’s Texas Intrastate Pipelines group entered into a 20-year firm transportation services agreement with SK E&S LNG, LLC. Under the agreement, KMI will invest more than $150 million to provide more than 320,000 Dth/d of firm natural gas transportation services to support SK LNG’s Train III liquefied natural gas export capacity at Quintana Island, Texas. The project is expected to be completed in the third quarter 2019. This train is part of Freeport LNG Development’s export facility.

•
Work is continuing on the next phase of KMI’s West Region natural gas system expansion project. EPNG placed in service the first and smaller phase of its approximately $529 million system expansion project in Arizona in October 2014. The first phase involved system improvements to deliver volumes to the Sierrita Pipeline, which began operation in October. The second phase will result in incremental deliveries of natural gas to Arizona and California and is expected to be completed by October 2020. As part of this project, EPNG entered into long-term contracts totaling 550,000 Dth/d of incremental firm natural gas transport capacity.

CO2

•
Construction is nearly a third complete at KMI’s approximately $344 million Cow Canyon expansion project in southwestern Colorado. This expansion is expected to increase CO2 production in the Cow Canyon area of the McElmo Dome source field by 200 MMcf/d. The project is on track for 100 MMcf/d of CO2 to come online by July 2015, with the remaining 100 MMcf/d expected to be in service by the end of 2015.

•
KMI continues to move forward on its approximately $235 million expansion of the northern portion of the Cortez Pipeline, which will increase capacity from 1.35 Bcf/d to 1.7 Bcf/d. The pipeline transports CO2 from southwestern Colorado to eastern New Mexico and West Texas for use in enhanced oil recovery projects. Pending regulatory approvals, this portion of the expansion is expected to be completed by year end, with initial service this summer.

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•
KMI’s Tall Cotton Field pilot project in Gaines County, Texas, initiated CO2 injection in November 2014.  The approximately $100 million project is the industry’s first greenfield Residual Oil Zone CO2 project and encompasses 180 acres with potential additional development, assuming success of this pilot project. First oil response is expected in the second quarter of this year.

•
Due to current market conditions related to the significant decline in oil prices, KMI is re-evaluating the timing of its planned investment of approximately $1 billion to develop the St. Johns CO2 source field in Apache County, Arizona, and the associated construction of the Lobos Pipeline and expansion of the southern portion of the Cortez Pipeline.

Products Pipelines

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In November 2014, the company announced the close of a successful binding open season for its Palmetto Project, which will move gasoline, diesel and ethanol from Louisiana, Mississippi and South Carolina to points in South Carolina, Georgia and Florida. The approximately $1 billion project (KMI investment net of partner interest is $813 million) has a design capacity of 167,000 bpd and will consist of a segment of expansion capacity on the Plantation pipeline that Palmetto will lease from Plantation Pipe Line Company, and a new 360-mile pipeline to be built from Belton, South Carolina, to Jacksonville, Florida. The company anticipates an in-service date of July 2017, pending regulatory approvals.

•
Work continues on the company’s approximately $500 million Utopia East pipeline. As previously announced by NOVA Chemicals Corporation, NOVA has executed a long-term transportation agreement with KMI to support the project. The Utopia East pipeline will have an initial design capacity of 50,000 bpd, expandable to more than 75,000 bpd.  The new pipeline will connect with the existing Cochin Pipeline and will transport ethane and ethane-propane mixtures eastward to Windsor, Ontario, Canada.  Subject to the receipt of permitting and regulatory approvals, the project is expected to be in service by early 2018.

•
The approximately $382 million petroleum condensate processing facility near the company’s Galena Park terminal on the Houston Ship Channel remains under construction. Due to bad weather and vendor delays in 2014, the company now anticipates the first phase of the splitter will begin service in March, with the second phase expected to be operational this summer. The 100,000 bpd project is supported by a long-term, fee-based agreement with BP North America.

•
Kinder Morgan continues to develop its proposed Utica Marcellus Texas Pipeline, which will provide connectivity to major processing and fractionation hubs in the basin and terminate in Mont Belvieu, Texas. The pipeline will have a maximum design capacity of 375,000 bpd for transporting Y-grade natural gas liquids and discussions are ongoing with potential shippers. The project involves the abandonment and conversion of over 1,000 miles of natural gas service on TGP, the construction of approximately 200 miles of new pipeline from Louisiana to Texas and 155 miles of new laterals in Pennsylvania, Ohio and West Virginia. Subject to customer commitments and regulatory approvals, the pipeline is expected to be in service in 2018.

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•
KMCC continues to benefit from strong Eagle Ford crude and condensate production and has long-term commitments for approximately 90 percent of the 300,000 bpd of capacity, and is planning to expand the system capacity to 360,000 bpd. Including joint ventures and other projects, KMI’s planned investments related to Eagle Ford crude and condensate opportunities currently total approximately $1 billion, all of which are supported by long-term contracts with customers. These expansions will further enhance the connectivity of the KMCC system to additional Eagle Ford supplies and Texas Gulf Coast market outlets. The company expects to bring these projects online as they are completed between now and mid-2015.

•
In late December 2014, the California Public Utilities Commission approved the global settlement between SFPP and its litigant shippers ending 17 years of litigation. The settlement includes a total of $319 million in refunds and settlement payments (slightly below the amount previously reserved) and a three-year moratorium on any SFPP rate increases or rate challenges by litigant shippers.

Terminals

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The remainder of the second phase of the Edmonton Terminal expansion was completed in the fourth quarter. Combined with phase one, the $412 million expansion added 4.6 million barrels of storage capacity for crude oil and refined petroleum products. The project was supported by long-term contracts with major producers and refiners.

•
Work continues at the Pasadena and Galena Park terminals to help meet growing demand for refined product storage and dock services along the Houston Ship Channel. The combined investment of approximately $240 million will include construction of 2.1 million barrels of storage between the two terminals. Kinder Morgan will also construct a new ship dock capable of handling ocean going vessels. The project is backstopped by long-term contracts with existing customers and is expected to be phased into service in 2016-2017.

•
Construction also continues at the Galena Park and Pasadena terminals on a separate approximately $124 million project to build nine storage tanks with a total capacity of 1.2 million barrels and a new barge dock. In the fourth quarter, three additional storage tanks at Galena Park were brought online. The final three tanks of the project are expected to be placed into service in the first quarter of 2015, while the Pasadena barge dock, which will provide capacity to handle up to 50 additional barges per month, is expected to be in service by year end.

•
Work continues at the Kinder Morgan Export Terminal along the Houston Ship Channel to construct a new ship dock that will handle ocean going vessels and provide 1.5 million barrels of liquids storage capacity. The approximately $172 million project is supported by a long-term contract with a major ship channel refiner and will connect to Kinder Morgan’s nearby Galena Park Terminal. The project is now expected to be in service in the first quarter of 2017 because of permit receipt delays.

•	KMI invested approximately $85 million and brought online additional chemical storage in Louisiana on schedule in the second half of 2014. The company added storage and

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infrastructure providing critical marine, rail and truck access near its Geismar Liquids Terminal to support Methanex Corporation’s relocated methanol production plants. Separately, KMI added 65,000 barrels of chemical storage at its Harvey facility, which remains fully leased, reflecting high chemical storage demand in the region.

•
In November 2014, Kinder Morgan completed its purchase of two tankers from Crowley Maritime Corporation for approximately $270 million. The MT Pennsylvania and the MT Florida engage in the marine transportation of crude oil, condensate and refined products in the United States, and are currently operating pursuant to multi-year charters with a major integrated oil company. The vessels each have approximately 330,000 barrels of cargo capacity and increased KMI’s operational fleet to seven tankers. In December 2014, steel was cut for the second of five Jones Act tankers previously ordered by the company that are slated for receipt between 2015 and mid-2017. These tankers are also supported by long-term time charters with major shippers. Construction of the first tanker, the Lone Star State, began last September.

•
In the third quarter of 2014, Kinder Morgan announced that its 50-50 joint venture with Imperial Oil Limited entered into additional firm take-or-pay agreements with strong, credit worthy oil company majors sufficient to allow a planned expansion project to move forward that will add incremental capacity of 110,000 bpd at the Edmonton Rail Terminal. The project is under construction and will increase its capacity at startup in the first quarter of 2015 to over 210,000 bpd and potentially up to 250,000 bpd. The terminal will be connected via pipeline to the Trans Mountain terminal and will be capable of sourcing all crude streams handled by Kinder Morgan for delivery by rail to North American markets and refineries.

•
In late December 2014, Kinder Morgan signed a definitive agreement with Watco Companies to contribute 31 smaller KMI terminals across the United States (22 bulk, eight transload and one liquids facility) to Watco in exchange for an incremental equity interest in Watco. The transaction is expected to close in the first quarter of 2015. Watco provides transportation services to customers, including terminal and port services solutions, and also owns one of the largest short line railroad holding companies in the country.

Kinder Morgan Canada

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Kinder Morgan Canada is currently engaged in the process of achieving approval from the National Energy Board (NEB) for the Trans Mountain Expansion Project. The company continues to engage extensively with landowners, Aboriginal groups, communities and stakeholders along the proposed expansion route, and marine communities. In August, based on feedback from landowners and local residents, Trans Mountain determined that tunneling or drilling under Burnaby Mountain was less disruptive than constructing the pipe in road right-of-way and landowners’ yards, and switched its preferred route from the roadway to a route through the mountain. The NEB ruled that it was appropriate to extend the timeline for consideration of the application by seven months to permit examination of this route. Trans Mountain has now completed the examination of the Burnaby Mountain route and has confirmed to the NEB that tunneling under Burnaby Mountain is feasible. The NEB decision is now scheduled for January 2016, and accordingly the company expects the Trans Mountain expansion to be completed in the third quarter of 2018. Thirteen companies in the

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Canadian producing and oil marketing business signed firm long-term contracts supporting the project for approximately 708,000 bpd. Kinder Morgan Canada received approval of the commercial terms related to the expansion from the NEB in May of 2013. The proposed $5.4 billion expansion will increase capacity on Trans Mountain from approximately 300,000 to 890,000 bpd.
Financings

•	In connection with the merger transactions, KMI issued shares valued at approximately $46 billion and issued $6 billion in senior notes on Nov. 26, 2014.

Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. Kinder Morgan is the largest midstream and third largest energy company in North America with an enterprise value of more than $125 billion. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Jan. 21, at
www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per share, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Distributable cash flow before certain items is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive less any cash disbursements and reserves established by our board of directors. Distributable cash flow before certain items is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out all or a substantial proportion of its cash flow is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders as compared to its stock price). The economic substance behind our use of distributable cash flow before certain items is to measure and

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estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. A reconciliation of distributable cash flow before certain items to net income is provided in this release. Distributable cash flow before certain items per share is distributable cash flow before certain items divided by average outstanding shares, including restricted shares that participate in dividends. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. General and administrative expenses are generally not controllable by our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to segment earnings before DD&A and certain items is segment earnings before DD&A. Segment earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. Segment earnings before DD&A as presented in our GAAP financials are included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of distributable cash flow before certain items, and segment earnings before DD&A and certain items may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those

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KMI - Q4 Earnings	Page 15

enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Larry Pierce	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
larry_pierce@kindermorgan.com	www.kindermorgan.com

# # #

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues	$3,951	$3,872	$16,226	$14,070

Costs, expenses and other
Operating expenses	1,960	2,019	8,435	7,365
Depreciation, depletion and amortization	522	479	2,040	1,806
General and administrative	149	132	610	613
Taxes, other than income taxes	92	100	418	395
Loss on impairments of long-lived assets	272	—	272	—
Other expense (income)	—	(18)	3	(99)
	2,995	2,712	11,778	10,080

Operating income	956	1,160	4,448	3,990

Other income (expense)
Earnings from equity investments	100	33	406	327
Amortization of excess cost of equity investments	(12)	(10)	(45)	(39)
Interest, net	(478)	(428)	(1,798)	(1,675)
Gain on remeasurement of net assets to fair value	—	—	—	558
Gain on sale of investments in Express	—	—	—	224
Other, net	24	18	80	53

Income from continuing operations before income taxes	590	773	3,091	3,438

Income tax expense	(24)	(67)	(648)	(742)

Income from continuing operations	566	706	2,443	2,696

Loss from discontinued operations, net of tax	—	(2)	—	(4)

Net income	566	704	2,443	2,692

Net income attributable to noncontrolling interests	(440)	(366)	(1,417)	(1,499)

Net income attributable to KMI	$126	$338	$1,026	$1,193

Class P Shares
Basic and Diluted Earnings Per Common Share from Continuing Operations	$0.08	$0.33	$0.89	$1.15

Basic and Diluted Weighted-Average Number of Shares Outstanding (1)
Class P Shares	1,457	1,035	1,137	1,036

Declared dividend per common share	$0.45	$0.41	$1.74	$1.60

Segment EBDA
Natural gas pipelines	$1,051	$926	$4,259	$4,207
CO2	157	395	1,240	1,435
Products pipelines	224	203	856	602
Terminals	259	227	955	836
Kinder Morgan Canada	44	54	182	340
Other	—	(1)	13	(5)
Total Segment EBDA	$1,735	$1,804	$7,505	$7,415

Notes
(1)	Outstanding KMI warrants and convertible preferred securities were anti-dilutive during the periods presented.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013(19)	2014	2013(19)
Segment earnings before DD&A and amort. of excess investments (1)
Natural Gas Pipelines	$1,057	$1,006	$4,069	$3,717
CO2	369	392	1,458	1,432
Products Pipelines	225	203	860	784
Terminals	277	221	979	798
Kinder Morgan Canada	44	54	182	200
Other	—	(2)	(9)	(5)
Subtotal	1,972	1,874	7,539	6,926

DD&A and amortization of excess investments	(534)	(489)	(2,085)	(1,845)
General and administrative (1) (2)	(150)	(140)	(602)	(585)
Interest, net (1) (3)	(472)	(443)	(1,810)	(1,720)
Subtotal	816	802	3,042	2,776

Book taxes (4)	(152)	(162)	(702)	(732)
Certain items
Acquisition related items (5)	—	6	(9)	(17)
KMI merger transactions related financing expense (6)	(25)	—	(27)	—
Pension plan net benefit credit	10	15	39	59
Debt fair value amortization partially offset by non-cash interest expense	17	12	44	32
Contract early termination revenue (7)	—	—	198	—
Legal and environmental reserves (8)	(1)	(5)	(26)	(211)
Mark to market, ineffectiveness, and amortization of certain derivatives (9)	28	(3)	23	(13)
(Loss) gain on asset disposals or impairments, net of insurance recoveries	(277)	(69)	(299)	211
Remeasurement gain upon acquisition of remaining equity interests (10)	—	—	—	558
Other	5	1	43	(10)
Subtotal certain items before tax	(243)	(43)	(14)	609
Book tax certain items	145	107	117	39
Total certain items	(98)	64	103	648
Net income	$566	$704	$2,443	$2,692

Net income before certain items	$664	$640	$2,340	$2,044
Net income attributable to 3rd party noncontrolling interests (11)	(5)	(2)	(12)	(5)
Depreciation, depletion and amortization (12)	610	564	2,390	2,142
Book taxes (13)	185	190	840	847
Cash taxes (14)	(11)	(137)	(448)	(552)
Other items (15)	(9)	5	17	6
Sustaining capital expenditures (16)	(156)	(151)	(509)	(414)
MLP declared distributions (17)	—	(627)	(2,000)	(2,355)
DCF before certain items	$1,278	$482	$2,618	$1,713

Weighted Average Shares Outstanding for Dividends (18)	2,133	1,041	1,312	1,040

DCF per share before certain items	$0.60	$0.46	$2.00	$1.65
Declared dividend per common share	$0.45	$0.41	$1.74	$1.60

Notes ($ million)
(1)	Excludes certain items:
4Q 2014 - Natural Gas Pipelines $(6), CO2 $(212), Products Pipelines $(1), Terminals $(18), general and administrative expense $10, interest expense $(10).
4Q 2013 - Natural Gas Pipelines $(80), CO2 $3, Terminals $6, Other $1, general and administrative expense $17, interest expense $12.
YTD 2014 - Natural Gas Pipelines $190, CO2 $(218), Products Pipelines $(4), Terminals $(24), Other $22, general and administrative expense $28, interest expense $3.
YTD 2013 - Natural Gas Pipelines $490, CO2 $3, Products Pipelines $(182), Terminals $38, Kinder Morgan Canada $140, general and administrative expense $8, interest expense $32.
(2)	General and administrative expense is net of certain management fee revenues from an equity partner: 4Q 2014 - $(9), 4Q 2013 - $(9), YTD 2014 - $(36), YTD 2013 - $(36).
(3)	Interest expense excludes interest income that is allocable to the segments:
4Q 2014 - Natural Gas Pipelines $1, Products Pipelines $1, Other $2.
4Q 2013 - Products Pipelines $1, Other $2.
YTD 2014 - Natural Gas Pipelines $1, Products Pipelines $2, Other $6.
YTD 2013 - Products Pipelines $2, Kinder Morgan Canada $3, Other $8.
(4)	Book tax expense excludes tax certain items (see Book taxes on certain items below). Also excludes income tax that is allocated to the segments:
4Q 2014 - Natural Gas Pipelines $2, CO2 $(2), Products Pipelines $(1), Terminals $(9), Kinder Morgan Canada $(7).
4Q 2013 - Natural Gas Pipelines $(2), CO2 $(3), Products Pipelines $2, Terminals $(5), Kinder Morgan Canada $(4).
YTD 2014 - Natural Gas Pipelines $(6), CO2 $(8), Products Pipelines $(2), Terminals $(29), Kinder Morgan Canada $(18).
YTD 2013 - Natural Gas Pipelines $(9), CO2 $(7), Products Pipelines $2, Terminals $(14), Kinder Morgan Canada $(21).
(5)	Acquisition expenses relate to closed acquisitions and include severance.
(6)	2014 amounts primarily represent expense for the early retirement of certain debt and $5 billion bridge credit facility associated with the recent KMI merger transactions.
(7)	Earnings from the early termination of a long-term natural gas transportation contract with a customer.
(8)	Legal reserve adjustments related to certain litigation and environmental matters.
(9)	Gain or loss is reflected in earnings before DD&A at time of physical transaction.
(10)	Gain from remeasurement of our previously held 50% equity interest in Eagle Ford to fair value in connection with the acquisition of Copano.
(11)	Represents net income allocated to third-party ownership interests in consolidated subsidiaries other than the MLPs.
(12)	Includes KMI's share of certain equity investees' DD&A:
4Q 2014 - $76
4Q 2013 - $75
YTD 2014 - $305
YTD 2013 - $297
(13)	Includes KMI's share of taxable equity method investees' book tax expense and excludes Book tax on certain items above:
4Q 2014 - $16
4Q 2013 - $16
YTD 2014 - $75
YTD 2013 - $66
(14)	Includes KMI's share of taxable equity method investees' cash taxes:
4Q 2014 - $(9)
4Q 2013 - $(7)
YTD 2014 - $(26)
YTD 2013 - $(30)
(15)
Consists primarily of book to cash timing differences related to certain defined benefit plans and other items, and for periods prior to 4Q 2014 includes differences between earnings and cash from our former MLPs.

(16)	Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which we add back DD&A):
4Q 2014 - $(21)
4Q 2013 - $(17)
YTD 2014 - $(59)
YTD 2013 - $(48)
(17)	Represents distributions to KMP and EPB limited partner units formerly owned by the public. Not applicable for 4Q 2014.
(18)	Includes restricted shares that participate in dividends. 4Q 2014 based on shares outstanding as of December 31, 2014.
(19)	Certain amounts have been reclassified to conform to the current presentation.

Volume Highlights (historical pro forma for acquired assets)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Natural Gas Pipelines
Transport Volumes (BBtu/d) (1) (2)	33,119	30,544	32,627	30,647
Sales Volumes (BBtu/d) (3)	2,424	2,547	2,334	2,458
Gathering Volumes (BBtu/d) (2) (4)	3,180	2,858	3,080	2,959

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.31	1.30	1.28	1.22
Southwest Colorado Production - Net (Bcf/d) (5)	0.55	0.55	0.54	0.50
Sacroc Oil Production - Gross (MBbl/d) (6)	35.54	32.28	33.16	30.65
Sacroc Oil Production - Net (MBbl/d) (7)	29.59	26.88	27.61	25.52
Yates Oil Production - Gross (MBbl/d) (6)	19.68	19.97	19.53	20.36
Yates Oil Production - Net (MBbl/d) (7)	9.22	8.85	8.79	9.03
Katz Oil Production - Gross (MBbl/d) (6)	3.83	3.49	3.64	2.69
Katz Oil Production - Net (MBbl/d) (7)	3.19	2.91	3.03	2.24
Goldsmith Oil Production - Gross (MBbl/d) (6)	1.29	1.29	1.26	0.75
Goldsmith Oil Production - Net (MBbl/d) (7)	1.11	1.12	1.09	0.65
NGL Sales Volumes (MBbl/d) (8)	10.18	10.01	10.09	9.88
Realized Weighted Average Oil Price per Bbl (9) (10)	$85.71	$93.65	$88.41	$92.70
Realized Weighted Average NGL Price per Bbl (10)	$29.23	$48.24	$41.87	$46.43

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (11)	70.6	68.3	277.6	273.6
Diesel	27.1	26.8	106.9	107.0
Jet Fuel	21.3	22.3	87.1	86.0
Sub-Total Refined Product Volumes - excl. Plantation and Parkway	119.0	117.4	471.6	466.6
Plantation (MMBbl) (12)
Gasoline	44.3	41.4	163.3	148.7
Diesel	9.7	8.7	40.3	34.8
Jet Fuel	6.9	6.0	26.2	24.6
Sub-Total Refined Product Volumes - Plantation	60.9	56.1	229.8	208.1
Parkway (MMBbl) (12)
Gasoline	3.1	1.1	10.9	1.1
Diesel	1.2	0.4	4.3	0.6
Jet Fuel	—	—	—	—
Sub-Total Refined Product Volumes - Parkway	4.3	1.5	15.2	1.7
Total (MMBbl)
Gasoline (11)	118.1	110.8	451.8	423.4
Diesel	38.0	35.9	151.5	142.4
Jet Fuel	28.3	28.3	113.3	110.6
Total Refined Product Volumes	184.4	175.0	716.6	676.4
NGLs (13)	11.7	10.6	35.2	37.3
Condensate (14)	14.6	3.6	36.8	12.6
Total Delivery Volumes (MMBbl)	210.7	189.2	788.6	726.3
Ethanol (MMBbl) (15)	10.7	10.1	41.6	38.7

Volume Highlights (continued) (historical pro forma for acquired assets)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Terminals
Liquids Leasable Capacity (MMBbl)	78.0	68.0	78.0	68.0
Liquids Utilization %	95.3%	94.6%	95.3%	94.6%
Bulk Transload Tonnage (MMtons) (16)	21.5	21.8	88.0	89.9
Ethanol (MMBbl)	18.4	18.3	71.8	65.0

Trans Mountain (MMBbls - mainline throughput)	27.3	23.6	106.8	101.1

(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP (100%), KMLA, FEP (100%), TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, NGPL (100%), and Citrus (100%) pipeline volumes.

(2)	Volumes for acquired pipelines are included for all periods.
(3)	Includes Texas Intrastates and KMNTP.
(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, and Red Cedar throughput volumes. Joint Venture throughput reported at KMI share.

(5)	Includes McElmo Dome and Doe Canyon sales volumes.
(6)	Represents 100% production from the field.
(7)	Represents KMI's net share of the production from the field.
(8)	Net to KMI.
(9)	Includes all KMI crude oil properties.
(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.
(11)	Gasoline volumes include ethanol pipeline volumes.
(12)	Plantation and Parkway reported at 100%.
(13)	Includes Cochin and Cypress (100%).
(14)	Includes KMCC and Double Eagle (100%).
(15)	Total ethanol handled including pipeline volumes included in gasoline volumes above.
(16)	Includes KMI's share of Joint Venture tonnage.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$315	$598
Other current assets	3,559	3,270
Property, plant and equipment, net	38,426	35,847
Investments	6,036	5,951
Goodwill	24,654	24,504
Deferred charges and other assets	10,252	5,015
TOTAL ASSETS	$83,242	$75,185

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$2,717	$2,306
Other current liabilities	3,629	3,769
Long-term debt	38,212	31,810
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,934	1,977
Deferred income taxes	—	4,651
Other	2,224	2,287
Total liabilities	48,816	46,900

Shareholders' Equity
Accumulated other comprehensive loss	(17)	(24)
Other shareholders' equity	34,093	13,117
Total KMI equity	34,076	13,093
Noncontrolling interests	350	15,192
Total shareholders' equity	34,426	28,285
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$83,242	$75,185

Debt, net of cash (1)	$40,614	$33,518

EBITDA (2)	$7,368	$6,726

Debt to EBITDA	5.5	5.0

Notes
(1)	Amounts exclude the preferred interest in general partner of KMP and Debt fair value adjustments.
(2)	EBITDA includes add back of our share of certain equity investees' DD&A and is before certain items.